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                                                                   EXHIBIT 10.39


                                DECEMBER 14, 2004

Joseph Gunnar & Co., LLC
30 Broad Street
New York, New York  10004

Gentlemen:

         The undersigned understands that Joseph Gunnar & Co., LLC (the "Underwriter"), proposes to enter into an Underwriting Agreement (the "Agreement") with Tarpon Industries, Inc., a Michigan corporation (the "Company"), relating to an initial public offering (the "Offering") of common shares, no par value (the "Common Shares"), of the Company registered under the Securities Act of 1933.

         As required by the Agreement, the undersigned agrees that the undersigned will not, directly or indirectly, offer, sell, announce an intention to sell, contract to sell, pledge, hypothecate, grant any option to purchase, or otherwise dispose of any Common Shares or any securities convertible into or exchangeable or exercisable for Common Shares for a period of one year following the closing of the Offering (the "Closing"), without the prior written consent of the Underwriter, which consent may be granted by the Underwriter in its sole discretion, except for Permitted Transfers.

         "Permitted Transfers" means (1) exercises of options and warrants, and the issuance and sale by the Company to the undersigned of the related Common Shares, (2) the use of Common Shares (whether outstanding or withheld by the Company from outstanding options or warrants held by the undersigned) to pay the exercise price of options and warrants to the Company, (3) transfers to the undersigned's spouse or lineal descendants, natural or adopted (collectively, "Relatives"), or to an inter vivos trust for the benefit of Relatives, provided each transferee signs a counterpart of this letter agreement, (4) transfers upon death of the undersigned pursuant to the laws of descent and distribution or pursuant to wills, provided each transferee signs a counterpart of this letter agreement (5) gifts of Common Shares to a donee who agrees to be bound by this agreement provided each transferee signs a counterpart of this letter agreement, and (6) distributions of Common Shares by a partnership, trust, limited liability company or corporation to its partners, beneficiaries, members or shareholders, respectively, provided each transferee signs a counterpart of this letter agreement .

         The undersigned agrees that the provisions of this letter agreement shall be binding upon the successors, assigns, heirs and personal representatives of the undersigned. In furtherance of the foregoing, the undersigned acknowledges and agrees that the Company and American Stock Transfer & Trust Company, the transfer agent for the Common Shares, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a breach of this letter agreement.

         If requested by the Underwriter, each certificate representing any of the shares covered or to be covered by this letter agreement shall be submitted to the Company for the addition of the following legend:

         THE TRANSFER OR PLEDGE OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED UNDER THE TERMS OF A LOCK-UP AGREEMENT DATED AS OF DECEMBER 14, 2004,TO WHICH THE NAMED HOLDER IS A PARTY, A COPY OF WHICH CAN BE OBTAINED FROM THE SECRETARY OF TARPON INDUSTRIES, INC.

         It is understood that, if the Agreement terminates before issuance of the Common Shares offered in the Offering or if the Closing does not occur on or before March 31, 2005, the terms of this letter agreement shall automatically become null and void and of no further force and effect.

                                        Very truly yours,


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